Exhibit 4(c)

LENDER RATE MODE COVENANTS AGREEMENT
This Lender Rate Mode Covenants Agreement, dated as of November 1, 2013 (this “Agreement”), by and among TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the “Borrower”), and STI INSTITUTIONAL & GOVERNMENT, INC., a Delaware corporation (the “Lender”).
RECITALS
The Industrial Development Authority of the County of Apache, Arizona (the “Authority”) proposes to issue and sell $100,000,000 aggregate principal amount of The Industrial Development Authority of the County of Apache Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project) (the “Bonds”), pursuant to an Indenture of Trust, dated as of November 1, 2013 (the “Indenture”), between the Authority and U.S. Bank Trust National Association, as trustee (the “Trustee”). The proceeds of the Bonds will be loaned to the Borrower in accordance with the Loan Agreement, dated as of November 1, 2013 (the “Loan Agreement”), between the Borrower and the Authority.
The Lender has agreed to purchase the Bonds, on the condition that the Borrower enter into this Agreement.
Now, therefore, to induce the Lender to purchase the Bonds, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Borrower and the Lender hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01.    Certain Defined Terms. In addition to the terms defined in the recitals and elsewhere in this Agreement, and the Indenture, the following terms shall have the following meanings:
“ACC” means the Arizona Corporation Commission.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Anti-Terrorism Laws” has the meaning provided in Section 3.15(a).
“Authorized Officer” means the president, any vice president, the chief financial officer, the principal accounting officer, the treasurer or the controller of the Borrower.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Bond Documents” means the Bonds, the Indenture and the Loan Agreement.
“Bond Purchase Agreement” means the Bond Purchase Agreement, dated the day preceding the Closing Date, among the Borrower, the Lender and the Authority.
“Business Day” has the meaning set forth in the Indenture.
“Closing Date” means November 14, 2013.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute thereto.
“Capital Lease Investment” of any Person means the aggregate outstanding capitalized amount of Capital Lease Obligations of the Borrower and the Consolidated Subsidiaries that are owned by such Person and in respect of which such Person has the right to receive all future payments to be made.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including, without limitation, any regulations adopted under the Dodd-Frank Act after the date of this Agreement and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender, by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Change in Control” means the failure of UNS Energy Corp. to own and control, of record and beneficially, directly or indirectly, Capital Stock of the Borrower representing 100% of the aggregate ordinary voting power of the Borrower, free and clear of all Liens.
“Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Borrower) of all classes of Capital Stock of the Borrower and its Subsidiaries, excluding the Borrower’s Capital Stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with GAAP as of the date of determination (excluding the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Accounting Standards Codification Topic 815).
“Consolidated Subsidiary” means, at any date, each Subsidiary the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“Consolidated Total Capitalization” means, with respect to the Borrower at any time, the sum of Consolidated Net Worth and Consolidated Total Indebtedness of the Borrower at such time.
“Consolidated Total Indebtedness” means, as of the last day of any fiscal quarter, (a) the sum (without duplication) for the Borrower and the Consolidated Subsidiaries as of such day of (i) the aggregate outstanding principal amount of the Bonds, (ii) the aggregate outstanding principal amount of other Indebtedness for borrowed money (including Guarantees thereof) and (iii) the aggregate outstanding capitalized amount of Capital Lease Obligations, minus (b) the sum (without duplication) as of such day of (i) the aggregate outstanding capitalized amount of the Capital Lease Investments of the Borrower and the Consolidated Subsidiaries as of such day and (ii) to the extent included in clause (a)(ii) above, any Treasury Indebtedness of the Borrower and the Consolidated Subsidiaries as of such day, all as determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be disregarded for purposes of the determination of Consolidated Total Indebtedness the aggregate outstanding principal amount of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries for which (1) cash in an amount sufficient to repay and discharge in full such Indebtedness on its scheduled maturity date or redemption date shall have been irrevocably deposited in trust with a trustee, escrow agent, paying agent or similar agent for the payment thereof on such maturity date or redemption date (as the case may be), and (2) the Borrower or such Subsidiary (as the case may be) shall have irrevocably instructed such trustee, escrow agent, paying agent or similar agent (as the case may be) to apply all such cash to the repayment and discharge of such Indebtedness on such maturity date or redemption date (as the case may be).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency. reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means, for any day, the default rate of interest payable during a Lender Rate Period under the Indenture.
“Determination of Taxability” has the meaning set forth in the Indenture.
“Disclosure Documents” means (i) the Annual Report on Form 10-K of the Borrower for the fiscal year ended December 31, 2012, as filed with the SEC, (ii) the Quarterly Reports on Form 10-Q of the Borrower for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed with the SEC, and (iii) the Current Reports on Form 8-K of the Borrower as filed with the SEC on January 22, 2013, February 5, 2013, March 14, 2013, May 20, 2013, June 12, 2013, September 5, 2013, October 7, 2013 and November 1, 2013.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), as amended.
“dollars” or “$” refers to lawful money of the United States of America.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice of its intent to institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the providing of notice by a plan administrator of the intent to terminate any Plan under Section 4041 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” with respect to this Agreement has the meaning assigned to that term in Section 6.01 of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Order” has the meaning provided in Section 3.15(a).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” means the loan made by the Authority to the Borrower pursuant to the Loan Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, results of operations or business of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Related Document or (c) the rights of or benefits available to the Lender under any Related Document.
“Material Indebtedness” means Indebtedness (other than the with respect to the Bonds), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Significant Subsidiaries in an aggregate principal amount exceeding $30,000,000; provided however, that, solely for purposes of Section 6.01(g) hereof, the contingent Guarantee obligation of the Borrower or a Significant Subsidiary in respect of Material Indebtedness of one of its subsidiaries that is not a Significant Subsidiary shall not constitute Material Indebtedness of the Borrower or such Significant Subsidiary unless and until such Guarantee obligation is no longer contingent. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. “Material Indebtedness” shall not include at any time any Indebtedness that is non-recourse to the Borrower and its Significant Subsidiaries.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Obligations” means all amounts payable and all other obligations to be performed by the Borrower arising hereunder, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest thereon as provided herein or therein.
“Owner” has the meaning set forth in the Indenture.
“Patriot Act” has the meaning assigned to such term in Section 8.01.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Rating Agencies” means each of Moody’s and S&P.
“Regulation D” means Regulation D of the Board as in effect from time to time.
“Regulation U” means Regulation U of the Board as in effect from time to time.
“Related Documents” means, collectively, this Agreement and the Bond Documents, all as may be amended, restated, supplemented or otherwise modified from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“San Carlos” means San Carlos Resources Inc., an Arizona corporation.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services, LLC business, or any successor thereto.
“SEC” means the Securities and Exchange Commission.
“Significant Subsidiary” means (a) San Carlos, (b) any Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary and (c) any other Subsidiary of the Borrower whose direct or indirect proportionate share of consolidated total assets as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 4.01(a) or 4.01(b) was greater than or equal to 15% of the consolidated total assets as of such date of the Borrower and the Consolidated Subsidiaries, taken as a whole. For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into dollars at the rates used in preparing the consolidated balance sheet of the Borrower included in the applicable financial statements.
“Solvent” means, with respect to any Person, as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (including any interest or penalties or additions to tax imposed with respect thereto).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Related Documents, the issuance of the Bonds, the borrowing of the Loan and the use of the proceeds thereof.
“Treasury Indebtedness” means, with respect to any Person, the aggregate outstanding principal amount of Indebtedness of such Person and its subsidiaries that is owned by such Person or its subsidiaries and in respect of which such Person or one or more of its subsidiaries has the right to receive, pursuant to the terms of such Indebtedness, all future principal, interest and other payments to be made with respect thereto.
“Utility Business” means the business of producing, developing, generating, transmitting, distributing, selling or supplying electrical energy for any purpose, or any business incidental thereto or necessary in connection therewith, or any business reasonably desirable in connection therewith which the ACC or other utility regulatory body shall have authorized the Borrower to enter.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02.    .Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Borrower’s operations), or if the Lender notifies the Borrower the Lender requests an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.05.    Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall (a) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, and (b) be certified to by an Authorized Officer as having been prepared in good faith based upon assumptions believed to be reasonable.
ARTICLE II

CERTAIN PAYMENT OBLIGATIONS
Section 2.01.    Certain Payment Obligations.
(a)    The Borrower shall pay within thirty (30) days after written demand:
(i)    if an Event of Default shall have occurred, all reasonable costs and expenses of the Lender (including, without limitation, all reasonable costs and expenses one counsel retained by the Lender) in connection with the enforcement (whether by means of legal proceedings or otherwise) of any of its rights under this Agreement, and the other Related Documents;
(ii)    the reasonable fees and out‑of‑pocket expenses for counsel retained by the Lender in connection with advising the Lender as to its rights and responsibilities under this Agreement and the other Related Documents upon the occurrence of a Default or Event of Default or in connection with responding to requests from the Borrower for approvals, amendments, consents and waivers;
(iii)    any amounts advanced by or on behalf of the Lender to the extent required to cure any Default, Event of Default or event of nonperformance hereunder or any Related Document, together with interest at the Default Rate; and
(iv)    any other outstanding fees and costs due to the Lender under this Agreement.
(b)    If at any time any Governmental Authority shall require revenue or other documentary stamps or any other tax in connection with the execution or delivery of this Agreement or other Related Documents, then, if the Borrower lawfully may pay for such stamps, taxes or fees, the Borrower shall pay, when due and payable, for all such stamps, taxes and fees, including interest and penalties thereon, and the Borrower agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay of the Borrower in paying, or omission of the Borrower to pay, such stamps, taxes and fees hereunder.
Section 2.02.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in LIBOR, where applicable); or
(ii)    impose on the Lender or the London interbank market any other condition affecting this Agreement or the Bonds;
and the result of any of the foregoing shall be to increase the cost to the Lender of purchasing or holding the Bonds or to reduce the amount of any sum received or receivable by the Lender hereunder, under the Bonds or under any Related Document (whether of principal, interest or otherwise), then, unless the Lender has caused the interest rate on the Bonds to be calculated with reference to the Base Rate as provided in the Indenture, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)    If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of this Agreement or the Bonds, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.
(c)    A certificate of the Lender forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.03.    Default Interest. In the event any Obligation due hereunder (excluding interest and principal on the Bonds which shall be payable in accordance with the provisions of the Indenture) is not paid when due, such Obligation shall bear interest at the Default Rate until paid in full, which shall be payable by the Borrower to the Lender upon demand therefor.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender as of the Closing Date as follows:
Section 3.01.    Organization; Powers. The Borrower and each of its Consolidated Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate, partnership, limited liability company or other applicable organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.
Section 3.02.    Authorization; Enforceability. The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of this Agreement and the Loan Agreement have been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such approvals of the ACC that have been obtained and are in full force and effect, (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Consolidated Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Consolidated Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries.
Section 3.04.    Financial Condition; No Material Adverse Change; Secured Indebtedness.
(a)    The audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year ended December 31, 2012 and the most recent financial statements delivered by the Borrower pursuant to Section 4.01(a) or (b), in each case, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 4.01(a). Neither the Borrower nor any of its Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any Guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which, in any case, is material to the Borrower and its Consolidated Subsidiaries, taken as a whole, and which is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2012 to and including the Closing Date there has been no sale, transfer or other disposition by the Borrower or any of its Consolidated Subsidiaries of any part of its business or property, and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), which, in either case, is material in relation to the consolidated financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole at December 31, 2012.
(b)    Except to the extent that any specific change is explicitly disclosed in the Disclosure Documents, since December 31, 2012, there has been no material adverse change in the financial condition, results of operations, business or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole.
Section 3.05.    Properties.
(a)    Other than as explicitly disclosed in the Disclosure Documents, each of the Borrower and its Consolidated Subsidiaries has good title to, or valid leasehold interests in, and enjoys peaceful and undisturbed possession of, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower and its Consolidated Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.06.    Litigation and Environmental Matters.
(a)    Except as explicitly disclosed in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Consolidated Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect or (ii) that involve any of the Related Documents or the Transactions.
(b)    Except as explicitly disclosed in the Disclosure Documents, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Consolidated Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Except as explicitly disclosed in the Disclosure Documents, there has been no change in the status of any matters disclosed in the Disclosure Documents that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
Section 3.07.    Compliance with Laws and Agreements. Except as explicitly disclosed in the Disclosure Documents, each of the Borrower and its Consolidated Subsidiaries is in compliance with all Requirements of Law, including the Fair Labor Standards Act, the Americans with Disabilities Act, the Foreign Corrupt Practices Act and Anti-Terrorism Laws, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
Section 3.08.    Federal Regulations. No part of the proceeds of the Bonds or the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
Section 3.09.    Investment Company Status.
(a)    Neither the Borrower nor any of its Consolidated Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
(b)    The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board and Requirements of Law pertaining to utility regulation) which limits its ability to incur Indebtedness.
Section 3.10.    Taxes. Each of the Borrower and its Consolidated Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 3.11.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that has resulted or could reasonably be expected to result in a Material Adverse Effect.
Section 3.12.    Disclosure. The Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Related Document or delivered hereunder (as modified or supplemented by, and taken together with, other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.
Section 3.13.    Solvency. On the Closing Date, the Borrower is Solvent.
Section 3.14.    Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
Section 3.15.    Anti-Terrorism Laws.
(a)    Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56.
(b)    Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with whom the Borrower is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a Person that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
(c)    Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(i), (ii), (iii) or (v) above or, to the knowledge of the Borrower, clause (b)(iv) above; (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(d)    No broker or other agent is acting for the benefit of the Borrower or any of its Affiliates, or benefiting in any capacity, in each case in connection with the Related Documents.
ARTICLE IV

AFFIRMATIVE COVENANTS
For as long as the Lender holds the Bonds, the Borrower covenants and agrees with the Lender that:
Section 4.01.    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Lender:
(a)    as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, or fifteen (15) days after the date on which its quarterly report for such fiscal quarterly period is to be filed with the SEC in order to have been considered filed on a timely basis, whichever is later, consolidated statements of income of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, consolidated statements of cash flows of the Borrower and its Consolidated Subsidiaries from the beginning of the applicable fiscal year to the end of such period and the related consolidated balance sheets as of the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an Authorized Officer, which certificate shall state that the financial statements fairly present in all material respects the consolidated financial condition and results of operations, as the case may be, of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);
(b)    as soon as available and in any event within one hundred and five (105) days after the end of each fiscal year of the Borrower, or fifteen (15) days after the date on which its annual report for such fiscal year is to be filed with the SEC in order to have been considered filed on a timely basis, whichever is later, consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as of the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an opinion of independent public accountants of recognized national standing selected by the Borrower, which opinion shall not contain any qualification or exception as to the scope of such audit and shall state that the consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of the end of, and for, such fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted);
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of an Authorized Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.04 (including, without limitation, a listing of any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries that has been disregarded for purposes of the determination of Consolidated Total Indebtedness pursuant to the proviso contained in the definition thereof set forth in Section 1.01) and (iii) stating whether any change in GAAP or in the application thereof not disclosed in any prior such certificate has occurred since December 31, 2012 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    promptly upon their becoming available, copies of all registration statements (other than on Form S-8 or any successor form) and regular periodic reports, if any, that the Borrower shall have filed pursuant to Section 13(a) or 15 of the Exchange Act with the SEC (or any governmental agency substituted therefor) or filed with any national securities exchange;
(e)    promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;
(f)    promptly upon their becoming available, copies of all current reports on Form 8-K filed by the Borrower with the SEC, and all similar reports filed with any national securities exchange;
(g)    promptly upon their becoming available, copies of (i) any notices of default under the documentation for any Sale Leaseback of the Borrower or any Consolidated Subsidiary, any notices of non-payment of rent or any other material amounts owing under any such Sale Leaseback documentation and any notices of acceleration of any amounts due under any such Sale Leaseback documentation; and (ii) any written notices from the ACC of non-compliance by the Borrower or any of its Consolidated Subsidiaries with any material ACC decision or with any other rules, regulations or orders of the ACC, and any written notices of any extraordinary audit or investigation by the ACC into the business, affairs or operations of the Borrower or any of its Consolidated Subsidiaries;
(h)    as soon as practicable and in any event within five (5) Business Days after the Borrower receives written notice of an upgrading or a downgrading of any Indebtedness of the Borrower by any Rating Agency, a notice of such upgrading or downgrading; and
(i)    if requested by the Lender, concurrently with any delivery of financial statements under clause (a) or (b) above, consolidating statements of income and cash flows for the applicable periods and the consolidating balance sheets as of the end of such periods, accompanied (i) in the case of a delivery of financial statements under clause (a) above, by a certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present in all material respects the consolidating financial condition and results of operations, as the case may be, of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, consistently applied (except where noted), as of the end of, and for, the applicable period (subject to normal year-end audit adjustments), and (ii) in the case of a delivery of financial statements under clause (b) above, by (A) a certificate of an Authorized Officer, which certificate shall state that such consolidating financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of the end of, and for, the applicable fiscal year and have been prepared in accordance with GAAP, consistently applied (except where noted), and (B) a certificate of the independent public accountants referred to in clause (b) above, which certificate should state that such consolidating financial statements are the consolidating financial statements that served as the basis for the audited consolidated financial statements in respect of which such accountants delivered the opinion referred to in such clause (b); and
(j)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Related Document, as the Lender may reasonably request.
So long as the Borrower files periodic reports under the Exchange Act and the financial statements contained in any quarterly or annual reports filed with the SEC are prepared in accordance with the Exchange Act and the rules and regulations promulgated thereunder, such financial statements may be delivered by the Borrower in satisfaction of its obligations to deliver consolidated financial statements pursuant to clauses (a) or (b), as the case may be, of this Section 4.01.
Section 4.02.    Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $30,000,000; and
(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 4.03.    Existence; Conduct of Business. The Borrower will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 5.01.
Section 4.04.    Payment of Obligations. The Borrower will, and will cause each of its Consolidated Subsidiaries to, pay its obligations, including Taxes and assessments (including water assessments by the Arizona State Land Department), that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and otherwise in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 4.05.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Consolidated Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that the Borrower or any of its Consolidated Subsidiaries may discontinue the operation of any of its properties to the extent, in the judgment of the Borrower, it is no longer advisable to operate such property, or to the extent the Borrower or such Subsidiary intends to sell or otherwise dispose of such property, which disposition is not prohibited by Section 5.02; and (b) maintain, with financially sound and reputable insurance companies, or through its own program of self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 4.06.    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities, all in accordance with customary and prudent business practices. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, and, subject to contractual or statutory limitations regarding confidential or proprietary information, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
Section 4.07.    Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA and Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.08.    Use of Proceeds. The proceeds of the Loan and the Bonds will be used only for the purposes set forth in the Bond Documents. No part of the proceeds of the Loan or the Bonds will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.
Section 4.09.    Environmental Laws.
(a)    The Borrower will, and will cause each of its Consolidated Subsidiaries to, comply with, and use commercially reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and will, and will cause each of its Consolidated Subsidiaries to, obtain and comply with and maintain, and use commercially reasonable efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower will, and will cause each of its Consolidated Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except to the extent that the failure to take such actions could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.
Section 4.10.    Further Assurances. The Borrower will, and will cause each of its Consolidated Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Related Documents.
ARTICLE V

NEGATIVE COVENANTS
For as long as the Lender holds the Bonds, the Borrower covenants and agrees with the Lender that:
Section 5.01.    Fundamental Changes.
(e)    The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) its assets as an entirety or substantially as an entirety, or all or substantially all of the Capital Stock of any of its Consolidated Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Consolidated Subsidiary may merge with any other Consolidated Subsidiary, and (iii) the Borrower may merge with or into or consolidate with or transfer its assets as an entirety or substantially as an entirety to any Person, so long as (A) immediately prior to and immediately after giving effect to such merger, consolidation or transfer, the Person with or into which the Borrower shall ultimately merge or consolidate or to whom the Borrower shall ultimately transfer its assets as an entirety or substantially as an entirety is in the Utility Business; (B) the Lender shall have determined (so long as such determination is exercised in good faith and after consultation with the Borrower) that the rating of the senior unsecured long-term Indebtedness of such Person that is not guaranteed and does not benefit from any other credit enhancement) of the surviving Person of any such merger, consolidation, acquisition or transfer of assets shall be at least BBB- or higher by S&P and Baa3 or higher by Moody’s (unless the requirements of this clause (B) shall have been waived by the Lender); provided that the requirement of this clause (B) shall be deemed to have been satisfied if, prior to the consummation of any such merger, consolidation or transfer, the Borrower shall have delivered written evidence from each such Rating Agency to the effect that, upon such merger, consolidation or transfer, the applicable rating of such surviving Person would be equal to or higher than the ratings specified in this clause (B); (C) in the case of any merger or consolidation or transfer of assets in which the Borrower is not the surviving corporation, the Person formed by any such consolidation or transfer of assets or into which the Borrower shall be merged or consolidated or to which such assets are transferred shall have executed an agreement in form reasonably satisfactory to the Lender containing an assumption by the surviving Person of the due and punctual performance of each obligation, agreement, covenant and condition of each of the Related Documents to be performed or complied with by the Borrower; and (D) the Lender shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Lender and its counsel, with respect to the due authorization, execution, delivery, validity and enforceability of the assumption agreement referred to in clause (C) of this Section 5.01, and such other matters as the Lender may reasonably require. In the case of any merger, consolidation or transfer of assets permitted hereunder, the Lender shall upon the request of the Borrower deliver to the Trustee and the Authority a written statement to the effect that such action is permitted hereunder.
(f)    The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, engage to any material extent in any business other than the Utility Business.
Section 5.02.    Sale of Assets.
(c)    The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, any of its property, business or assets (including leasehold interests), whether now owned or hereafter acquired, except:
(i)    inventory and other property in the ordinary course of business;
(ii)    sales of accounts receivable;
(iii)    property in connection with any securitization (e.g., stranded costs) or sale of assets required by law;
(iv)    the Borrower and its Consolidated Subsidiaries may sell, transfer or otherwise dispose of other assets in transactions not permitted under any of clauses (i), (ii) and (iii) above; provided that the aggregate book value of all assets sold, transferred or otherwise disposed of by the Borrower and its Consolidated Subsidiaries pursuant to this clause (iv) during the term of this Agreement shall at no time exceed in the aggregate 15% of the consolidated assets of the Borrower as set forth in the most recent balance sheet of the Borrower delivered to the Lender pursuant to Section 4.01(a) or 4.01(b) hereof; and
(v)    any sale of the Borrower’s assets as an entirety or substantially as an entirety in accordance with Section 5.01, provided that any assets of the Borrower not included in such sale shall be deemed to have been disposed of in a transaction subject to the limitations of this Section 5.02, including the percentage limitation set forth in clause (iv) above;
provided, that any Consolidated Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets to the Borrower or any other Consolidated Subsidiary. Investments by the Borrower and the Consolidated Subsidiaries in, and contributions by the Borrower and the Consolidated Subsidiaries to, Consolidated Subsidiaries shall be deemed not to constitute transfers of assets subject to the limitations of this Section 5.02 to the extent such investments or contributions are made in cash.
(d)    Without limitation of subsection (a) above, the Borrower will not, and will not permit any of its Consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, or enter into any Sale Leaseback with respect to, all or substantially all of its generating assets (including leasehold interests), whether now owned or hereafter acquired, except as required by applicable law.
Section 5.03.    Restricted Payments.
(c)    The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment at any time that any Default has occurred and is continuing or would occur as a result of such action, except that (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (ii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.
(d)    The Borrower will not, and will not permit any Consolidated Subsidiary to, directly or indirectly, purchase or acquire any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or otherwise acquire any other interest in, any Affiliate of the Borrower (other than a Consolidated Subsidiary) (each of the foregoing, an “Affiliate Investment”), at any time that a Default has occurred and is continuing or, as a result of the making of such Affiliate Investment, would occur or would be deemed to occur pursuant to the next sentence. For purposes of determining whether a Default would be deemed to occur under Section 5.04 as a result of an Affiliate Investment, the applicable computations shall be made as if the Affiliate Investment were a dividend and did not result in the creation of any asset.
Section 5.04.    Leverage Ratio. The Borrower will not permit the ratio of (a) Consolidated Total Indebtedness at the end of any fiscal quarter, commencing with the fiscal quarter ended September 30, 2013, to (b) Consolidated Total Capitalization at the end of such fiscal quarter, to be greater than 0.70 to 1.0.
Section 5.05.    Transactions with Affiliates. The Borrower will not, and will not permit any of the Consolidated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates which are not Consolidated Subsidiaries, except, subject to Section 5.02 and the other terms and conditions contained in this Agreement and the other Related Documents, (a) at prices and on terms and conditions (i) not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) as approved by the ACC or the Federal Energy Regulatory Commission, (b) transactions between or among the Borrower and the Consolidated Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 5.03(a), (d) shared corporate or administrative services and staffing with Affiliates, including accounting, legal, human resources and treasury operations, provided on customary terms for similarly situated companies, (e) tax sharing arrangements on customary terms for similarly situated companies, (f) customary fees paid to members of the board of directors of the Borrower and the Consolidated Subsidiaries who are not officers of the Borrower or any Subsidiary and (g) transactions to acquire, either through asset purchases, mergers or purchases of Capital Stock, the business and operations of Southwest Energy Solutions, Inc.
ARTICLE VI

EVENTS OF DEFAULT; REMEDIES
Section 6.01.    Events of Default. The occurrence of any one or more of the following events (whatever the reason for such event and whether voluntary, involuntary, or effected by operation of law) shall constitute an Event of Default under this Agreement and a Mandatory Purchase Event under the Indenture:
(e)    an “Event of Default” described in Section 8.01(a) of the Loan Agreement shall have occurred and be continuing;
(f)    the Borrower shall fail to pay other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(g)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Consolidated Subsidiary in this Agreement or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(h)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4.02, 4.03 (with respect to the Borrower’s existence) or 4.08 or in Article V;
(i)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Lender to the Borrower;
(j)    the Borrower or any Significant Subsidiary shall fail to make any payment of principal (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(k)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption (other than pursuant to provisions permitting the tendering of such Indebtedness from time to time for repurchase or redemption without regard to the occurrence or non-occurrence of any event or condition) or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(l)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(m)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(n)    the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(o)    one or more judgments for the payment of money in an aggregate amount in excess of $30,000,000 shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment;
(p)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;
(q)    any Change in Control shall occur; or
(r)    any material provision of this Agreement or Section 5.01 or Section 5.02 of the Loan Agreement shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so assert in writing.
Section 6.02.    Consequences of an Event of Default. If an Event of Default specified in Section 6.01 hereof shall occur and be continuing, the Lender may (1) notify the Trustee in writing that a Mandatory Purchase Event has occurred and is continuing and require that the Bonds be called for mandatory tender pursuant to Section 5.01(b)(v) of the Indenture; (2) pursue all remedies available to it by contract, at law or in equity, and (3) proceed under this Agreement, and, if an “Event of Default” shall have occurred and be continuing under the Indenture, to the extent therein provided, direct the Trustee to take action under the Indenture, in such order as the Lender may elect, and the Lender shall not have any obligation to proceed against any Person or exhaust any other remedy or remedies which it may have and without resorting to any other security, whether held by or available to the Lender.
Section 6.03.    Rights and Remedies Cumulative; Non‑Waiver; etc. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender, of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given under this Agreement, under any Related Documents or under any other agreement between the Borrower and the Lender or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No express or implied waiver by the Lender of any Event of Default shall in any way be a waiver of any future or subsequent Event of Default. No course of dealing between the Borrower and the Lender or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the Related Documents or to constitute a waiver of any Event of Default. In case the Lender shall proceed to invoke any right, remedy or recourse permitted hereunder or under the Related Documents and shall thereafter elect to discontinue or abandon the same for any reason, the Lender shall have the unqualified right so to do and, in such event, the Borrower and the Lender shall be restored to their former positions with respect to the Obligations, the Related Documents and otherwise, and the rights, remedies, recourse and powers of the Lender hereunder shall continue as if the same had never been invoked.
ARTICLE VII

INDEMNIFICATION
Section 7.01.    Indemnification. The Borrower agrees to indemnify the Lender, its affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, penalties, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any Related Document or any actual or proposed use of proceeds of the Bonds; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.
Section 7.02.    Survival. The obligations of the Borrower under this Article VII shall survive the payment of the Bonds and the termination of this Agreement.
ARTICLE VIII

MISCELLANEOUS
Section 8.01.    Patriot Act Notice. The Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.
Section 8.02.    Amendments and Waivers; Enforcement. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.
Section 8.03.    No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Lender in exercising any right, power or privilege under this Agreement or the other Related Documents shall affect any other or future exercise thereof or exercise of any right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lender under this Agreement are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have under any Related Document, at law or in equity.
Section 8.04.    Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including facsimile communication and email “pdf”), unless otherwise expressly permitted hereunder, and shall be sent by first‑class mail or overnight delivery and shall be deemed received as follows: (i) if by first class mail, five (5) days after mailing; (ii) if by overnight delivery, on the next Business Day; (iii) if by telephone, when given to a person who confirms such receipt; and (iv) if by facsimile or “.pdf”, when confirmation of receipt is obtained; provided that notices to the Borrower of a Default or Event of Default hereunder shall be made by first class mail or overnight delivery. All notices shall be sent to the applicable party at the such party’s address set forth on the signature pages attached hereto or in accordance with the last unrevoked written direction from such party to the other parties hereto.
Section 8.05.    Costs and Expenses. The Borrower shall pay: (i) all reasonable out-of-pocket expenses incurred by the Lender and its affiliates (including the fees, charges and disbursements of counsel for the Lender including, without limitation, with respect to any opinions issued by such counsel with respect to the transactions contemplated hereby), in connection with any amendments, modifications or waivers of the provisions of this Agreement or any other Related Document (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Related Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Bonds made hereunder.
Section 8.06.    No Third‑Party Rights. Nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the parties hereto and any other Owner which becomes a party hereto in accordance with Section 8.12 hereof any legal or equitable right, remedy or claim under or in respect of this Agreement, which is intended for the sole and exclusive benefit of the parties hereto.
Section 8.07.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
Section 8.08.    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA.
(b)    THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY TO THE EXCLUSIVE JURISDICTION THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 8.04 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 8.04 (OR ITS ASSIGNMENT AND ACCEPTANCE), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
Section 8.09.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.10.    Prior Understandings. This Agreement and the other Related Documents supersede all other prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.
Section 8.11.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
Section 8.12.    Assignability. This Agreement is a continuing obligation and shall (i) be binding upon the Borrower and its successors, transferees and assigns and (ii) inure to the benefit of and be enforceable by the Lender and its successors; provided, however, that the Borrower shall not assign all or any part of this Agreement without the prior written consent of the Lender. The Lender may, in accordance with applicable law, from time to time assign, sell or transfer in whole or in part, this Agreement, its interest in the Bonds and the Related Documents, or grant participating interests therein, provided that if no Event of Default has occurred and is continuing, any such assignment, participation or sale or transfer of all or any portion of the Bonds shall be limited to a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933, as amended, shall be subject to the prior written approval of the Borrower, which approval shall not be unreasonably withheld, and, if the Lender proposes to transfer a portion of the Bonds, an appropriate amendment to this Agreement in form and substance satisfactory to the Borrower to reflect multiple Owners of the Bonds and decision making hereunder and the appointment of an Administrative Agent hereunder.
Section 8.13.    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 8.14.    Electronic Signatures. The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such paper copies or “printouts,” if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form. Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means a manually‑signed original signature that is then transmitted by electronic means; “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e‑mail message; and, “electronically signed document” means a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.
Section 8.15.    Calculation and Notice of Interest Rate. The Lender agrees to determine the interest rate on the Bonds and to provide notice thereof during the Initial Lender Rate Period in accordance with the provisions of the Indenture.
Section 8.16.    Termination. Unless extended by an amendment to this Agreement entered in accordance with Section 8.02 hereof, this Agreement shall terminate and be of no further force and effect at any time subsequent to the end of the Initial Lender Rate Period (as defined in the Indenture); provided, however, that, if a Default or Event of Default shall have occurred and be continuing hereunder, this Agreement shall remain in effect until the Lender shall have been paid all amounts then due and owing on the Bonds held by it and all amounts payable hereunder.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE.]
In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
STI INSTITUTIONAL & GOVERNMENT, INC.
By:/s/ Andrew Johnson
Name: Andrew Johnson

Title:	Director

Address for Notices:

c/o SunTrust Robinson Humphrey
3333 Peachtree Rd. 8th Floor
Atlanta, GA 30326
Attention: Andrew Johnson, Director
TUCSON ELECTRIC POWER COMPANY
By:/s/ Kentton C. Grant
Name: Kentton C. Grant
Title: Vice President and Treasurer
Address for Notices:
88 East Broadway Boulevard
Tucson, Arizona 85701
Attention: Treasurer

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